Exhibit 99.1


                          Contact:     Investor Relations     Media Relations
                                       William Pike           Raymond O'Rourke
                                       +1 212 761 0008        +1 212 761 4262



[LOGO OMITTED]

                                                         For Immediate Release



Morgan Stanley Names Stephen S. Crawford and Zoe Cruz to its Board of
Directors

NEW YORK, April 4, 2005 - Morgan Stanley (NYSE: MWD) announced today that its co-presidents, Stephen S. Crawford and Zoe Cruz, have been elected to the company's board of directors.

Mr. Crawford, 40, joined Morgan Stanley in 1986 in its Investment Banking Division, where he specialized in advising companies in the financial services industry. He was made a managing director in 1998. Before being named co-president, he was the company's chief administrative and risk officer, having previously served as chief financial officer and before that, chief strategic officer.

Ms. Cruz, 50, joined Morgan Stanley in 1982, also in its Investment Banking Division. She was made a managing director in 1990. Before being named co-president, she was head of the company's Fixed Income Division, the company's largest. Before heading the Fixed Income Division, Ms. Cruz was head of the company's foreign exchange business.

"Our board believes that the depth of securities industry experience, proven track records of success at Morgan Stanley, and passion for the franchise that made Zoe and Steve ideal choices to be co-presidents will also make them ideal directors," said Morgan Stanley Chairman and Chief Executive Officer Philip J. Purcell.


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The election of Ms. Cruz and Mr. Crawford brings to 13 the number of directors on the Morgan Stanley board.

This release may contain forward-looking statements. These statements reflect management's beliefs and expectations, and are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Forward-Looking Statements" immediately preceding Part I,
Item 1, "Certain Facts Affecting Results of Operations" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in
Part II, Item 7 and "Competition" and "Regulation" in Part I, Item 1 of the Company's 2004 Annual Report on Form 10-K for the fiscal year ended 2004 and other items throughout the Annual Report on Form 10-K.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.



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